Exhibit 10.3

CORPORATE COMMUNICATIONS CONSULTING AGREEMENT

SECTION 1.0 SERVICE TO BE PROVIDED BY MICHAEL SOUTHWORTH OR ASSIGNEE.

By virtue of this Engagement subject to both parties being in compliance with the Terms and Conditions contained herein, Michael Southworth, an individual residing at 2638 North Chestnut Circle, Mesa, Arizona 85213 (the “Consultant”) shall undertake to provide to China Yongxin Pharmaceuticals, Inc., a Delaware corporation having an office at 927 Canada Court, City of Industry, California 91748 (the “Company”);

CORPORATE COMMUNICATION SERVICES

Company hereby authorizes, appoints and engages Consultant, and Consultant agrees to be available to consult with Company’s officers and directors for a period of three months on projects agreed to in writing by the parties. Company may request Consultant to work on projects in the following areas (“Consulting Services”):

1.1	Consultant will provide consulting direction in regards to introduction and contacting, correspondence, and communication with new and existing investors.

1.2
Consultant shall undertake to provide further ongoing Corporate Communication Services by arranging and executing group presentations, conference calls to qualified Exchange Members, Shareholders, Portfolio Managers, Institutional Fund Managers, Pension Fund Managers, etc.

1.3
Consultant shall undertake to provide consulting on materials, which highlight Company’s history, business, status, prospects, strategies, etc., for distribution to qualified Capital Market Participants (includes current Shareholder, Industry Sector Investors, Brokers and Analysts, and the appropriate Financial Media). The materials will be prepared from information provided by the Client.

1.4	Consultant shall undertake to assist and provide consulting with the goal of taking Company to larger stock exchange status when ready.

FURTHER:

All Services Shall Be On A best Efforts Basis.

Consultant agrees that he will at all times, faithfully and to the best of his experience, ability and talents, perform all the duties and responsibilities outlined herein, pursuant to the terms of this Agreement. Consultant does not guarantee that his efforts will have any impact on Company’s business or that any subsequent financial improvement or investments will result from Consultants efforts. Company understands and acknowledges that the success or failure of Consultant’s efforts will be predicated on Company’s business operations and results.

 All information materials to be publicly circulated by Consultant on behalf of Company shall be put before management for prior approval.

SECTION 2.0 FEES & DISBURSEMENTS

In consideration for service Michael Southworth and associates will provide, Company agrees to make payable to Michael Southworth or assignee the following fees and disbursements:

2.1 Compensation for services shall be paid as follows;

a.	Michael Southworth or assignee shall be issued One Million (1,000,000) shares in China Yongxin Pharmaceuticals, Inc.
b.
Michael Southworth shall be paid Thirty Five Thousand Dollars ($35,000) in cash as an initial sign on bonus. This payment is due and payable once the contract is in effect (See “consideration trigger” below, which fee is non-refundable.

The obligations of the Company to issue One Million (1,000,000) shares of the above mentioned stock and to pay the full cash consideration, will accrue and arise only in the event the Company is successful in raising $250,000 minimum in the anticipated upcoming private placement (the “consideration Trigger”). In the event the consideration trigger is not reached by the date which is three (3) months from the date of this Agreement, then the Company may terminate this Agreement in accordance with Section 4.0 with no obligations whatsoever.

2.2 OPTIONS

No options shall be given to Consultant.

2.3 DISBURSEMENTS

Consultant shall pay for its own expenses.

2.4 INTEREST

None whatsoever.

2.5 CURRENCY

All funds are to be paid in US currency.

SECTION 3.0 OBLIGATIONS OF COMPANY

By virtue of this Engagement and subject to both parties being in compliance with the Terms and Conditions contained herein, Company shall undertake to provide Consultant:

3.1 INFORMATION

Upon commencement of the Engagement, Company shall provide Consultant a list of Corporate Information. Said list is to be provided, and is required, to Consultant to perform the duties as described herein. Company acknowledges that not all information provided to Consultant will be utilized; however inclusion of such information is essential for Consultant to perform its duties per the Engagement.

Consultant acknowledges that some information received to be of a highly confidential nature, and warrants that said confidentiality shall be maintained at Company’s request, provided such requests does not hinder Consultant’s ability to perform its duties and/or cause Consultant to be in contravention of any applicable legislation or restrictions relating to disclosure of material facts.

SECTION 4.0 TERMINATIONS

4.1           Company shall retain the right to terminate the Engagement at any time upon appropriate notice being given to Consultant. Appropriate notice shall be deemed to be 30 days prior to the intended termination date. Consultant shall retain the right to terminate the Engagement at anytime in the event that he cannot provide services in accordance with Section 1 of this Engagement.

4.2           Upon termination of this Engagement by either party, subject to the Consideration Trigger set forth in Section 2.0 above, Company shall remain responsible for any and all outstanding fees or disbursements payable to Consultant under this Agreement, as per effective date of termination.

SECTION 5.0 CONFIDENTIALITY

5.1           Consultant acknowledges that any and all knowledge or information concerning Company and its affairs obtained by Consultant, it’s principals, employees and/or contractors in the course of his engagement hereunder will be deemed “confidential”, Consultant will not impart any such knowledge to any whosoever during or after the term of hereof.

As used herein, “confidential” knowledge or information means: (a) all information regarding Company, which is not generally available to the public; and (b) all information regarding Company, which was received by Consultant from a source with confidentiality obligations to Company.

Consultant shall, upon the termination of his Engagement by Company for any reason whatsoever, immediately surrender and turn over to Company all “confidential” material including, but not limited to, books, forms, records, papers/writings and all other property relating or belonging to Company.

This section shall survive termination of this Agreement.

SECTION 6.0 INDEMNITIES

6.1           Company does hereby agree to indemnify Consultant against any and all claims brought against Consultant by third parties, said claims arising as a result of this Agreement. In addition, Company agrees that any claims it may assert against Consultant will be limited to the strict performance of this Agreement. Any claims that may arise will exclude monetary damages.

 SECTION 7.0 REPRESENTATIONS OF COMPANY, INC. AND CONSULTANT

Consultant hereby represents and warrants as follows:

7.1 POWER AND AUTHORITY

Consultant has the power to execute and deliver this Agreement, has taken all action required by law to authorize such execution and delivery, and this Agreement is a valid and binding obligation of Consultant in accordance with its terms.

7.2 INSIDE INFORMATION, SECURITES LAWS VIOLATIONS

Consultant in the course of the performance of its duties, may become aware of information which may considered “inside information” within the meaning of the Federal Securities Laws, Rules and Regulations. Consultant acknowledges that the use of such information to purchase or sell securities of Company, or its affiliates, or to transmit such information to any other party with a view to buy, sell, or otherwise deal in Company securities, is prohibited by law and would constitute a breach of this Agreement.

Company hereby represents and warrants as follows:

This Agreement has been duly authorized, and executed by Company and is a binding obligation of Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally.

SECTION 8.0 ALTERATION OF THIS AGREEMENT

8.1          Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

Michael Southworth
2638 N. Chestnut Circle
Mesa, Arizona 85213

China Yongxin Pharmaceuticals, Inc.
927 Canada Court
City of Industry, California 91748

SECTION 10.0 INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venture, agent, officer or employee of Company. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its actions.

SECTION 11.0 CHOICE OF LAW AND VENUE

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Utah including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws, any action brought by any party hereto shall be brought within the County of Salt Lake, State of Utah.

SECTION 12.0 SEVERABILITY

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

SECTION 13.0 MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

SECTION 14.0 SIGNATURES

Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Signature upon this document shall signify acceptance of the terms and conditions of the Engagement contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this date, July 2nd, 2009.

“COMPANY”	“CONSULTANT”
[sig1]
China Yongxin Pharmaceuticals, Inc.,

a Delaware corporation

By:	Michael Southworth, an individual

Its: